EXHIBIT 5.1

                         STUBBS ALDERTON & MARKILES, LLP
                       15260 Ventura Boulevard, 20th Floor
                             Sherman Oaks, CA 91403

                                 April 22, 2008

Talon International, Inc.
21900 Burbank Boulevard, Suite 270
Woodland Hills, California 91367

Ladies/Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Talon International, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,600,000 shares of common stock of the Company (the "Shares"), issuable pursuant to the Company's 2007 Stock Plan (the "Plan").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, and upon receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.



                             Respectfully submitted,

                             /s/ Stubbs Alderton & Markiles, LLP
                             -----------------------------------
                             STUBBS ALDERTON & MARKILES, LLP